[LETTERHEAD OF MARCUM & KLIEGMAN LLP]

            INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement of Cell Power Technologies, Inc. on Form SB-2/A, File No. 333-120573 of our report dated January 21, 2005, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Cell Power Technologies, Inc. as of October 31, 2004 and for the year then ended, for the period from September 22, 2003
(inception) to October 31, 2003 and for the period from September 22, 2003 (inception) to October 31, 2004, which report appears in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.


/s/ Marcum & Kliegman LLP

New York, New York
August 15, 2005